Exhibit 10.2

ARTICLES OF ASSOCIATION

OF

HENGYANG VALIN MPM STEEL TUBE CO., LTD.

August 15, 2006

TABLE OF CONTENTS

1	DEFINITIONS	2

2	GENERAL PROVISIONS	6

3	PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE COMPANY	7

4	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL	9

5	NON-ENCUMBRANCE	10

6	BOARD OF DIRECTORS	10

7	MANAGEMENT ORGANIZATION	19

8	ANTI-CORRUPTION	24

9	LABOR MANAGEMENT	25

10	TRADE UNION	26

11	ANNUAL OPERATING PLANS AND BUDGETS	26

12	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION	27

13	FINANCIAL AFFAIRS AND ACCOUNTING	28

14	BANK ACCOUNTS AND FOREIGN EXCHANGE	30

15	DURATION AND EARLY TERMINATION	30

16	LIQUIDATION AND DISSOLUTION	31

17	INSURANCE	33

18	MISCELLANEOUS	33

Schedule 1                           The Authority of the Director of Quality Assurance and the Director of International Marketing

Schedule 2                           Qualification Requirements for the Candidates of CFO

ARTICLES OF ASSOCIATION

THESE ARTICLES OF ASSOCIATION are formulated in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Venture and other relevant and officially promulgated Chinese laws and regulations and in accordance with the Joint Venture Contract dated August 15, 2006 between:

Hunan Valin Steel Tube & Wire Co., Ltd.(hereinafter as “Valin TW”), a legally established and lawfully existing joint stock company of the People’s Republic of China, with the legal address at Valin Plaza, Fu Rong Zhong Lu, Second Section, No.111,  Changsha, Hunan, China, and the legal representative is Li Xiaowei;

Hengyang Valin Steel Tube Co., Ltd. (hereinafter as “Valin ST”), a legally established and lawfully existing limited liability company of the People’s Republic of China, with the legal address at Dalixincun No 10, Zhengxiang District, Hengyang, Hunan, China, and the legal representative is Hu Henghua;

AND

Star China Ltd.(hereinafter as “Star China”), a legally established and lawfully existing corporation under the laws of Cayman Islands, with the legal address at: c/o Lone Star Technologies, Inc., 15660 N. Dallas Pkwy., Ste. 500, Dallas, TX 75248, United States of America, and the legal representative is Mr. Rhys Best.

The above Parties may hereinafter be referred to individually as a “Party” or collectively as the “Parties”. Valin TW and Valin ST may be referred to collectively as “the Chinese Parties”.

WHEREAS,

Hengyang Valin MPM Steel Tube Co., Ltd. (“Valin MPM”) is a limited liability company duly organized and validly existing under Chinese Laws. On or about the date hereof, Valin TW, Valin ST, Valin MPM and Star China have entered into the Capital Increase Agreement (the “Capital Increase Agreement”) and Valin TW, Valin ST and Star China have entered into the Joint Venture Contract (the “JV Contract”), according to which Star China will contribute to the registered capital of Valin MPM, such that upon the contribution of registered capital by Star China in accordance with the Capital Increase Agreement and the Joint Venture Contract and the completion of the registration of change of status with the business registration department, Valin MPM will be converted from a domestic company into a Sino-foreign equity joint venture company and “Hengyang Valin MPM Steel Tube Co., Ltd. (衡阳华菱连轧管有限公司)” will remain to be the company name of it.

1       DEFINITIONS

1.                       In these Articles of Association, the following expressions shall have the following meanings:

“Auditors” means one of the Four Accounting Firms appointed by Valin MPM after the date hereof to serve as the Auditors of Valin MPM and the Company, and once the Auditors are appointed, the change of Auditors shall be approved by the Board of Directors pursuant to Section 6.8 below.

“Affiliate” means any Person which is directly or indirectly controlled by, under common control with or controlling a Party, and its officers, directors, managers, and employees.  The terms “controlled”, “control” or “controlling” shall mean the holding of more than fifty percent (50%) equity interests or of the power to appoint the majority of directors.

The term “assist” or “assistance” means, respectively, to actively and aggressively support and implement, or the active and aggressive support and implementation of, an activity or application with full intent and commitment to obtain the results sought by the Party or the Company which is being assisted.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which banks in the People’s Republic of China and Dallas, Texas, the United States of America are open for general business.

“Business License” means the business license of the Company issued by the Registration Authority, as the same may be amended from time to time.

“Capital Increase Agreement” means the capital increase agreement for the Company entered into on or about the date hereof among Valin TW, Valin ST, Star China and Valin MPM in respect of Star China’s contribution to the registered capital of the Valin MPM.

“Chairman” means the chairman of the Board of Directors.

“China” or the “PRC” means the People’s Republic of China, for the purposes of these Articles of Association only, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Company” means Hengyang Valin MPM Steel Tube Company Limited (衡阳华菱连轧管有限公司) which is a Sino-foreign equity joint venture company and is converted from Hengyang Valin MPM Steel Tube Co., Ltd. by the Parties on the Establishment Date pursuant to the Capital Increase Agreement and the Joint Venture Contract.

“Company Law” means the PRC Company Law amended and adopted by the Standing Committee of the National People’s Congress on October 27, 2005 which  came into force as of 1 January 2006 and the relevant amendments, supplements, restatements or judicial explanations from time to time according to legal procedure.

“Confidential Information” shall mean technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, no matter whether it is designated as “Confidential” by the Parties or their Affiliates, or provided by the Parties or their Affiliates in connection with the JV Company and any matters related thereto, or the implementation of and/or the conduct of the business contemplated by this Agreement and the other contracts contemplated herein.  Confidential Information, however, shall not include (i) information which is now or hereafter becomes part of the public domain through no fault of the receiving Party, (ii) information that the receiving Party can demonstrate was already in its possession at the time of receipt from a disclosing Party, and (iii) information which hereafter comes into the possession of the receiving Party and was or is not acquired by the receiving Party from a Person directly or indirectly under an obligation of secrecy to the original providing Party.

“Deputy General Manager” means the deputy general manager of the Company.

“Director” means a member of the Board of Directors.

“Effective Date” means the effective date of these Articles of Association in accordance with Article 18.3.

“Establishment Date” means the date on which the Company is converted into a Sino-foreign joint venture and the first Business License of the Company is issued.

“Examination and Approval Authorities” means the Ministry of Commerce of China or its authorized local counterparts.

“Foreign Exchange” means any foreign currency which can be freely exchanged, converted, or traded in the open international currency market.

“Four Accounting Firms” means any branch or Affiliate of PriceWaterhouseCoopers, Deloitte & Touche, Ernst & Young and KPMG, such branch or Affiliate to have the required qualification certificate and business license for their conducting of audit or evaluation business.

“General Manager” means the general manager of the Company.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether national, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“JV Contract” means the joint venture contract entered into on or about the date hereof among Valin TW, Valin ST and Star China in respect of conversation of Valin MPM into a Sino-foreign equity joint venture company and the establishment and operation of the Company.

“Labor Contract” means the individual labor contract to be entered into between the Company and each Senior Management Personnel in the form as attached in Schedule 2 of JV Contract and/or each Working Personnel.

“Law” or “Laws” means any national, state, provincial, local or foreign law, statute, rule, regulation or ordinance of any Governmental Body.

“Liabilities” means any debt, loss, damage, adverse claim, fines, penalties or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or as a result of law or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lone Star Technologies” means Lone Star Technologies, Inc., a company legally established and lawfully existing corporation under the Laws of the State of Delaware (USA), with its legal address at 15660 N. Dallas Pkwy., Ste. 500, Dallas,

TX 75248, United States of America.  Star China is an indirect wholly-owned subsidiary of Lone Star Technologies.

“Overseas” means any place outside China.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PRC GAAP” means generally accepted accounting principles in the PRC, applied on a consistent basis throughout the periods presented.

“Product” or “Products” means products to be manufactured by the Company.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“Registration Authority” means the State Administration for Industry and Commerce of the PRC or its designated local authorities.

“Sale, Marketing and Supply Agreement” means the sale, marketing and supply agreement entered or to be entered into between the Company, Trading Company (as defined therein), Star China (or any of its Affiliate, including without limitation Lone Star Technologies) and VTW in respect of the sale, marketing and supply of Tubular Products (as defined therein) in the Territory (as defined therein), as the same may be amended or supplemented from time to time.

“Senior Management Personnel” means the General Manager, Deputy Genral Mangers, the Chief Financial Officer and the Chief Operating Officer of the Company.

“Subsidiaries” means the subsidiaries of the Parties in which the Parties holds more than 50% equity interest.

“Three Funds” means, collectively, the Company’s reserve fund, bonus and welfare fund and enterprise expansion fund.

“Tubular Products” has the meaning as defined in the Sale, Marketing and Supply Agreement.

“United States Dollars”, “US Dollars” or “US$” means the lawful currency of the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis throughout the periods presented.

“Working Personnel” means all employees of the Company other than Senior Management Personnel and members of the Board.

2       GENERAL PROVISIONS

2.1                 Name and Address of the Company

(a)                          The name of the Company shall be Hengyang Valin MPM Steel Tube Company Limited in English and 衡阳华菱连扎管有限公司 in Chinese.

(b)                         The legal address of the Company shall be Dalixincun No 10, Zhengxiang District, Hengyang, Hunan, China.

2.2                       Use of Name

The name of the Company shall not be changed except with the prior written consent of the Parties.

2.3                       Limited Liability Company

The Company shall be a limited liability company.  The liability of each of the Parties for the obligations, liabilities, debts and losses of the Company shall be limited to that Party’s obligation to make its respective contribution to the registered capital of the Company within the period required by Chinese law. Unless it has agreed otherwise in a separate agreement with a third party, a Party shall not be liable for any obligations or liabilities of the Company.  Creditors of the Company shall have recourse only to the assets of the Company and shall not have any claim against the Parties for the obligations of the Company, and in case any creditor of the Company brings any action or claim against any Party for any act of omission of the Company, the Company shall defend, at its cost, such Party and hold harmless such Party against such claims or actions or any loss or expenses incurred thereby.  A Party shall not be required to provide any further funds to or on behalf of the Company beyond the amount contributed by the Party under the Joint Venture Contract.

2.4                       Legal Status

The Company shall be a legal person in the PRC. The Company shall be governed by, and shall be entitled to the protection of the laws, decrees and pertinent rules and regulations of the PRC.

2.5                       Profits and Losses

The profits of the Company shall be shared by the Parties in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the Company.

2.6                       Branches and Subsidiaries

The Company may establish branch offices and/or subsidiaries in the PRC upon the approval of the Board of Directors and, if necessary, the Examination and Approval Authorities and the relevant local Government Bodies where such branch offices and/or subsidiaries shall be located.

3                      PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE COMPANY

3.1                         The business objectives of the Company are:  to make full use of the advantages of each Party hereto, strengthen the Company’s capabilities in the areas of technology research and development, expand the Company’s market share, enhance the Company’s comprehensive competitiveness, improve the Company’s economic efficiency, and derive investment returns satisfactory to each Party hereto.

3.2                         The business scope of the Company is:  to produce, process, sell and market steel tubes, processed products of steel tubes, billet, and by-products during iron making, steel making and rolling, purchase scraps for production use and any other business relating to the above (subject to the business scope set forth in the business licence of the JV Company).

3.3                         Initial Estimated Scale of Production: annual production of 1,000,000 tons of billet, 500,000 tons of steel tubes and processed products of steel tubes.

3.4                         Powers of the Company

In order to achieve its principal purposes, the Company shall be empowered, within the scope of the promulgated Laws of the PRC, to undertake the following:

(a)                  employ, remunerate and dismiss the Working Personnel and retain, compensate and dismiss outside agents, advisors, consultants and contractors, and pay the above Working Personnel;

(b)                 purchase, lease or otherwise establish, acquire, maintain and operate offices, facilities, branches, subsidiaries and sites in China;

(c)                  lease, purchase or otherwise acquire premises, equipment, machinery, tools, parts, raw materials and other property of all kinds;

(d)                 enter into and perform relevant contracts with any individual, company, enterprise, economic organization or entity within or outside China;

(e)                  purchase or otherwise acquire and undertake all or any part of, the business, assets and liabilities of any other company, enterprise, economic organization or entity within or outside China;

(f)                    sell, lease and otherwise dispose of the assets of the Company during the course of its operations and during the liquidation and dissolution of the Company;

(g)                 acquire and deal with patents, copyrights, trademarks and other intellectual property rights;

(h)                 maintain banking relationships of all types with financial institutions within or outside the PRC and to draw and deal with cheques, bills of exchange, promissory notes and other negotiable instruments;

(i)                     obtain loans, lines of credit or other appropriate financing, obtain or provide guarantees, indemnities and power of attorney, and mortgage, pledge, create security interests in, or otherwise encumber, any of its assets as security for loans;

(j)                     issue bonds, securities and other financial instruments;

(k)                  obtain insurance as may be necessary in the course of the Company’s operations;

(l)                     deal with disputes and participate in legal proceedings of all types including mediation, administrative proceedings or arbitration;

(m)               invest the income of the Company and distribute the profits of the Company;

(n)                 perform all other generally lawful act as may be necessary or desirable to accomplish the purposes of the Company.

4                                 TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

4.1                         Total Amount of Investment

The total amount of investment of the Company shall be RMB2,844,000,000.

4.2                                 Registered Capital

With the contribution by Star China to the registered capital of the Company, the Company will have a registered capital of RMB1,622,875,000, of which the equity interest proportions of each Party in the registered capital of the Company will be as follows:

(a)          the equity interest proportion of Valin TW shall be 41.11%;

(b)         the equity interest proportion of Valin ST in the registered capital of the Company shall be 18.89%; and

(c)          with its contribution of RMB649,150,000 to the registered capital of the Company, payable in cash in US$ or other convertible foreign currencies as acceptable to the Chinese Parties, the equity interest proportion of Star China shall be 40%.

4.3                                 Additional Financing

The Company may obtain additional funds through loans from domestic or foreign financial institutions on terms and conditions approved by the Board of Directors.  The Company may also obtain loans or guarantees from the Parties or their Affiliates on terms and conditions to be determined by the relevant Parties; provided, however, that no Party shall be obligated to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution.  The Company may mortgage or otherwise grant a security interest in those of its assets permitted by Law to be mortgaged or secured in order to obtain loans.

4.4                                 Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the Company shall be approved by the Board of Directors and submitted to the appropriate Examination and Approval Authority for approval.  Upon receipt of such approval, the Company shall register the increase or reduction in the registered capital with the Registration Authority.

4.5                                 Investment Certificates

Within five (5) business days after the Parties have made their respective capital contributions, the Company shall engage an accountant registered in China (which has been mutually agreed to by the Parties) to verify such contributions.  Upon the issuance of a verification report by such accountant, the Company shall issue to each contributing Party an investment certificate setting forth the aggregate amount of such Party’s contribution(s).  Such investment certificate shall be signed by the Chairman with the Company seal affixed thereto.

5                      NON-ENCUMBRANCE

No Party may encumber its share of the registered capital of the Company or its equity interest, rights and obligations under the Joint Venture Contract without the prior written consent of the other Parties and prior approval of the Examination and Approval Authorities (if applicable).

6                      BOARD OF DIRECTORS

6.1                                 Establishment

The Board of Directors of the Company shall be established by the Parties and shall hold its first meeting within thirty (30) days of the Establishment Date.

6.2                                 Composition and Term

The Board of Directors shall be composed of ten (10) Directors, of whom four (4) shall be appointed by Valin TW, four (4) shall be appointed by Star China and two (2) by Valin ST.   The chairman shall be appointed by Valin TW. Each individual serving in the capacity of Director shall hold office for a term of four (4) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party.  Any vacancy created in the Board of Directors shall be filled by the Party which originally appointed the absent Director causing the vacancy.  Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

6.3                                 Authority

The Board of Directors shall be the highest authority of the Company and shall make decisions on all major and important matters of the Company.  The rules of procedure governing the Board of Directors and its powers and responsibilities are as set forth in the Joint Venture Contract and these Articles of Association.

6.4                                 Legal Representative

The Chairman of the Board shall be the legal representative of the Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board of Directors. Whenever the Chairman is unable to discharge his duties, he shall authorize another Director to represent the Company.

6.5                                 Personal Liability of Directors

A Director, including the Chairman, shall not have personal liability for action he undertakes on behalf of the Company within the scope of authority of these Articles of Association or the Board resolutions unless his or her action:

(a)                                  is outside the scope of the approval or authorization given to him by the Joint Venture Contract, these Articles of Association or the Board of Directors’ resolution; or

(b)                                 is in breach of Articles 148 to 150 of the Company Law; or

(c)                                  is in breach of the Laws of China at the time.

Any Director, including the Chairman, acting in material violation of these Articles of Association or Board of Director’s resolutions shall indemnify and hold harmless the Company against all losses caused to or liabilities and expenses incurred by the Company.  The Company shall, to the extent permitted by Law, indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her obligations.

6.6                                 Duties of the Chairman are as follows:

(a)                                  call and chair the board meetings;

(b)                                 check and supervise the implementation of the board resolutions;

(c)                                  sign the Company’s investment certificates;

(d)                                 sign important legal documents on behalf of the Company; and

(e)                                  undertake any other responsibilities delegated by the Board of Directors.

6.7                                 Unanimous Approval

Resolutions of the Board of Directors involving the following matters shall be adopted only upon the unanimous affirmative vote of all Directors (whether present in person or by proxy) participating at a duly convened meeting:

(a)                                  amendment of these Articles of Association;

(b)                                 increase or reduction of registered capital of the Company;

(c)                                  adjustment of any Party’s equity interest in the registered capital of the Company;

(d)                                 merger or consolidation of the Company with any other economic organization or reorganization of the Company; and

(e)                                  termination, liquidation or dissolution of the Company.

6.8                                 Other Decisions of the Board

Except for those matters set forth in Article 6.7, the following matters shall require the affirmative vote of not less than two-thirds (2/3) of the Directors of which at least two (2) votes are cast by Directors appointed by the Chinese Parties and at least two (2) votes are cast by Directors appointed by Star China:

(a)                                  establishment of branch offices and subsidiaries;

(b)                                 transfer, sale, lease or other manner of disposition of the business or assets of the Company, in whole or in part, which involves an aggregate amount in excess of five percent (5%) of the net asset value of the Company (based on the latest financial reports of the Company); the acquisition of the business or assets, in whole or in part, of any other company or entity that involves an aggregate amount in excess of five percent (5%) of the net asset value of the Company (based on the latest financial reports of the Company); or the making of investments not in the ordinary course of business that involves an aggregate amount in excess of five percent (5%) of the net asset value of the Company (based on the latest financial reports of the Company);

(c)                                  granting of a security interest in any assets of the Company that does not fall within the annual finance budget as approved by the Board and involve in excess of five percent (5%) of the net asset value of the Company in the aggregate in any fiscal year (based on the latest financial reports of the Company) or other value or amount as may be determined by the Board from time to time;

(d)                                 approval of any loan that does not fall within the annual finance budget as approved by the Board, guarantee or lease agreement that involves an aggregate rental income or payment amount exceeding RMB five (5) million in a financial year;

(e)                                  approval of the capital expenditures of the Company in an aggregate amount in excess of two percent (2%) of the net asset value of the Company in any fiscal year (based on the latest financial reports of the

Company) or other amount as may be determined by the Board from time to time;

(f)                                    the entry by the Company into any joint ventures or partnerships or any other profit-sharing agreement and the amendment or termination of any such agreement or arrangement;

(g)                                 entering into any substantial transaction that is not in the ordinary course of business or not on an arm’s length basis;

(h)                                 entering into any transaction or understanding involving receipt or expenditure of an amount which exceeds the lesser of (i) US$5 million and (ii) five percent (5%) of the net asset value of the Company, which has not been included in the annual finance budget approved by board;

(i)                                     declaration of dividends and determination of the distribution plan of profits;

(j)                                     determination of the amounts to be allocated to each of the Three Funds;

(k)                                  the appointment or dismissal of Senior Management Personnel, examining and approving the Labor Contracts between the Company and the Senior Management Personnel and determination of the compensation of such personnel;

(l)                                     examining and approving significant reports, including long-term business and production plans, annual operating plans and budgets and financial reports;

(m)                               approving any change that adversely affects the Company’s tax position or treatment;

(n)                                 approving any decision which would cause the Company to have an accounting change unless such change is mandated by law;

(o)                                 the resolving, settling or compromising of any conflicts with third parties which is determined by the General Manager or the CFO to have significant impact on the JV Company’s business or operation;

(p)                                 examining and approving contracts between the Company and its shareholders, Affiliates, Directors or Senior Management Personnel or their Affiliates;

(q)                                 any agreement or understanding for the transfer of the technology of the Company;

(r)                                    other contracts or agreements that will have substantial impact on the Company;

(s)                                  any agreement that restricts the ability of the Company to compete;

(t)                                    the engagement of the Company’s Auditors;

(u)                                 approval of any agreements or understandings regarding regional distribution, distribution on the basis of exclusive agency or plans regarding engaging agents in respect of the Company’s products;

(v)                                 approval of the establishment of Board committees and approval of the appointment of Directors to serve on such committees; and

(w)                               approval of any plan for environmental investigation or remediation and any capital expenditures associated therewith, with the exception of the environmental plans and expenditures that have been included in the annual budget for environmental protection.

6.9                                 Board Meetings

The regular meeting of the Board of Directors shall be held at least once every quarter. Meetings of the Board of Directors shall normally be held at the registered address of the Company, but may be held at any other place as may be jointly selected by the Chairman and one Director appointed by Star China.

6.10                           Special Board Meeting

Within three (3) Business Days after the receipt of the request by at least one director appointed by any Party requesting that a special Board meeting shall be held, either the Chairman, or in his absence or failure to act, an authorized Director, of the Board shall deliver a notice to all the Directors to convene a special Board meeting, which shall be held within fourteen (14) days after the deliver of such a notice.  A special Board meeting shall not be requested by a director nominated by the same Party more than once every calendar quarter, provided that this restriction shall not apply if such proposal is requested by at least one-third (1/3) of the Directors.

6.11                           Notice of Meetings

The Chairman, or in his absence or failure to act, an authorized Director, shall issue a notice by telephone, facsimile transmission, personal delivery or verified e-mail at least fourteen (14) days prior to any Board meeting stating the specific agenda, time and place of the meeting.  Such notice period may be abridged or waived by the written consent of all the Directors.

6.12                           Attendance

A Director may attend a Board meeting in person, by conference telephone or designate another person by proxy to vote in his place.  Such designation shall be in writing, shall be signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy.  A Director may appoint another Director as his proxy.  A person acting as a proxy may do so for more than one Director at the same time.

6.13                           Quorum for Meetings

The quorum for a Board meeting shall consist of two-thirds (2/3) of the total number of Directors (i.e. seven (7) Directors) present in person or by conference telephone or by proxy, which shall include at least one (1) Director appointed by each Party.  However, if proper notice to convene a Board meeting has been given and there are more than tow-thirds of the Directors attending the meeting and if the Directors appointed by a Party fail to attend the meeting in person or by proxy or by conference telephone, and therefore a quorum is not present in accordance with the preceding sentence, such Board meeting shall be adjourned and reconvened at the same location and time fifteen (15) days later and the Directors then present (which shall be more than Two-thirds of the total number of Directors) shall be sufficient to form a quorum and the above-mentioned requirement of at least one Director appointed by each party will not be applicable for this meeting.

6.14                           Voting

The Directors may vote on any matters either by attending meetings in person, by telephonic conference or by proxy.  Except for the matters set forth in Articles 6.7 and 6.8, if a quorum is present, a simple majority of all of the Directors may pass a resolution at a duly convened board meeting.

6.15                           Resolutions of the Board

Resolutions of the Board shall be in the written form.  The Directors shall be responsible for resolutions adopted by the Board of Directors.  Where a resolution of the Board violates any Laws or these Articles of Association, and causes the Company to incur serious loss, those Directors participating in the adoption of the resolution are liable to the Company for damages; provided, however, if a Director is proven to have cast a vote against such a resolution and such a negative vote is recorded in the minutes, the Director shall be exempt from liability.

6.16                           Decision of the Board regarding Co-Investment

With respect of the co-investment proposal of Star China to the Board in accordance with Clause 7.4 of the JV Contract, Star China undertakes that (i) it will not delay the Board meeting to discuss the investments in question by not attending the Board meeting, and (ii) the directors nominated by Star China shall vote in favor of such investments.

6.17                           Correspondence Voting

Notwithstanding any other provisions of these Articles of Association, a written resolution may be adopted by the Board in lieu of a meeting of the Board provided that such a resolution is sent to all the directors of the Company and is signed by the number of Directors required to carry such resolution had a Board meeting been convened.

6.18                           Compensation and Expenses

The Company shall not pay any remuneration or subsidy to any Director for attendance at a Board meeting.  The Company may reimburse a Director for reasonable expenses incurred in respect of travelling, accommodation and other living expenses to attend Board meetings if the Board of Directors agrees to do so.

6.19                           Minutes

Minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy.  In order to facilitate the smooth conduct of Board meetings, the Chairman shall appoint a designee for the purpose of the Board meeting.  The duties of such designee shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the Board meeting to the Directors.  Minutes of the Board meeting shall be maintained in both Chinese and English by the Company.

6.20                           Agreement to Extend Marketing Agreement

Each Party shall, upon request of any Party, cause the Directors nominated by such Party to approve the extension of the term of the Sale, Marketing and Supply Agreement, without making any other amendment, for the remaining of its original term in the event that such agreement is early terminated before the expiry of its original term  mandated by PRC Law, provided that such extension and the terms and conditions do not contravene applicable PRC Law.

6.21                           Establishment of Trading Company

Each Party hereto agrees a trading company should be established in Cayman Islands by Star China (or its Affiliate, including without limitation, Lone Star Technologies) and Valin TW for the purpose of being the importer of record in North America (Canada, the United States of America and Mexico, which includes any offshore drilling within the territorial waters of such countries).

6.22                           Establishment of Audit Committee

The Board will establish an Audit Committee consisting of three directors. Two members of this committee will be appointed by Star China and one member will be jointly appointed by the Chinese Parties.  The rights, authority and function of the Audit Committee are set forth in Schedule 6 hereto.

7                      MANAGEMENT ORGANIZATION

7.1                                 Establishment

(a)                                  The Company shall establish a management organization which shall be in charge of the daily operations and management of the Company.

(b)                                 The management organization shall be headed by the General Manager and constituted with Senior Management Personnel and other management personnel.

(c)                                  The General Manager and all of the Deputy General Managers shall be nominated by Valin TW.

(d)                                 The Chief Financial Officer, the Chief Operating Officer, the Director of Quality Assurance and Technical Support and the Director of International Sales and Marketing shall be nominated by Star China.  The Chief Financial Officer and the Chief Operating Officer are among the Senior Management Personnel at the same level as Deputy General Manage.  The Director of Quality Assurance and Technical Support and the Director of International Sales and Marketing shall be appointed by the General Manager and are among the middle level management personnel of the Company, which is a level immediate lower than Senior Management Personnel, and their scope of authority is attached as Schedule 1 (The Authority of the Director of Quality Assurance and Technical Support and the Director of International Sales and Marketing).

(e)                                  Each Party agrees to cause the Directors appointed by it to approve all persons nominated to Senior Management Personnel positions.  Each individual serving in the capacity of Senior Management Personnel shall hold office for a term of three (3) years, and each shall be eligible for consecutive terms of office if re-nominated by the original nominating Party.

7.2                                 Responsibilities of the General Manager

The duties of the General Manager shall consist of carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operations and management of the Company and shall have the authorities and responsibilities set forth below:

(a)                                  implementation of the decisions of the Board;

(b)                                 formulation and execution of rules and regulations of the Company within the scope of power delegated by the Board;

(c)                                  supervision of the Senior Management Personnel;

(d)                                 implementation of Operation Plan as approved or amended by the Board of Directors;

(e)                                  determination of the criteria and number of Working Personnel of the Company and formulation of training scheme;

(f)                                    employment and dismissal of Working Personnel other than Senior Management Personnel, and determination of salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters related to Working Personnel;

(g)                                 within the scope of power delegated with a board resolution, being responsible for external relations and execution of business documents and other corporate documents with third parties on behalf of the Company;

(h)                                 presentation to the Board of reports related to operation, including but not limited to long-term business and production plans, annual operational plans and budgets, and financial plans and budgets; and

(i)                                     within the scope of power delegated by the Board and subject to the restrictions imposed by the Board, being responsible for other affairs.

7.3                                 Duties of Deputy General Managers

Deputy General Managers shall assist General Manager, assume powers and responsibilities assigned by General Manager and save as provided otherwise below report to General Manager.

(a)                                  Duties of Finance and Accounting Deputy General Manager:

(i)            report to the General Manager;

(ii)           provide information and assistance required by the Chief Financial Officer to enable him to exercise the power to supervise the Company’s financial matters as indicated in (d) below;

(iii)                               management of financial and accounting affairs of the Company in a manner as consistent with the China Laws, PRC GAAP and US GAAP;

(iv)                              formulation and implementation of accounting rules and procedures of the Company;

(v)                                 analysis and advice on the managements and operations of the Company;

(vi)          maintenance of accounting books and records of the Company;

(vii)         management of insurance affairs of the Company; and

(viii)                        presentation of financial reports as required by the General Manager and/or the Chief Financial Officer and the Board of Directors;

(b)                                 Duties of other Deputy General Managers:

(i)                                     give suggestions about production , technology, sales, supply, marketing and administrative management when required by General Manager;

(ii)                                  each Deputy General Manager shall carry out temperately General Manager’s duties regarding the Company’s daily operation and management when required by General Manager;

(iii)                               permitted by Board of Directors and head by General Manager, each Deputy General Manager supervise certain matters of the Company and has rights to make decisions in the scope of their daily work;

(iv)                              Deputy General Managers shall supervise the departments distributed by General Manager;

(v)                                 Deputy General Managers shall complete the tasks asked by General Manager.

(c)                                  Duties of Chief Operation Officer:

(i)                                     give suggestions to General Manager about appointment of the Working Personnel, adjusting of organization system, project , new services, annual operation budget, salary management, training and establishment management;

(ii)                                  supervise the implementation of operation budget approved by Board of Directors to ensure that the implementation of the budget meets the purposes and objectives set by the Board of Directors;

(iii)                               supervise the implementation of various operation and management systems of the Company;

(iv)                              formulate and implement special operation plans so as to make up the defect of the Company and utilize the business opportunity advantage of the Company; evaluate operations to detect the demand for improvement and to resolve the problems;

(v)                                 participate in formulating five-year finance objectives.

(d)                                 Duties of Chief Financial Officer:

Under the guidance of General Manager, Chief Financial Officer shall be responsible for financial supervision of following matters:

(i)                                     direct and assist in general operation of the Company;

(ii)                                  cooperate with the Deputy General Manager who is responsible for financial affairs to supervise daily accounting and financial work of the Company;

(iii)                               participate in formulating annual funds and business budget;

(iv)                              be responsible for evaluating product potential and cost analysis;

(v)                                 establish and maintain the accounts in line with the PRC GAAP ; and

(vi)                              prepare the financial statements of the Company.

Because the CFO has the duty to apply US GAAP and to ensure compliance with the strict requirements in respect of finance and accounting for listed companies in United States, the candidates of CFO should have special back ground of education, training and practice, the details of such qualification requirements are set out in Schedule 2 (Qualification Requirements for the Candidates of CFO)

7.4                                 Employment

Except as otherwise described in the Joint Venture Contract and these Articles of Association, each Senior Management Personnel shall be appointed and removed by the Board of the Company. Each Senior Management Personnel (other than the General Manager) shall receive his assignment from and shall report to the General Manager, except as provided otherwise in the Joint Venture Contract.  Each Senior Management Personnel shall be subject to removal at any time by the Board if he/she fails to fulfill his/her duties properly and the General Manager proposes the removal.  In the event a Senior Management Personnel is removed, the Party that originally nominated such personnel shall nominate another individual for such position.  The Chairman shall have the right to temporarily appoint such a Senior Management Personnel if such Party fails to nominate another individual within thirty (30) days of such individual’s removal until such Party nominates another individual.

7.5                                 Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of the Senior Management Personnel shall be stipulated in the Labor Contract between the Company and such Senior Management Personnel.

7.6                                 Confidentiality and Non-Competition

Each Working Personnel who has access to confidential information of the Company, including technology and intellectual property, shall, as a condition to employment by the Company, execute an agreement substantially in the form of Schedule 2 attached to the JV Contract, which contains provisions prohibiting the disclosure of confidential information and also restricting the ability of such to compete with the business of the Company.

8                      ANTI-CORRUPTION

Each of the Chinese Parties acknowledges that Lone Star Technologies will be required to consolidate the financial results of the JV Company and its subsidiary(ies) with Lone Star Technologies’ own financial results, and will be required to ensure that the JV Company and each of its subsidiaries is operated in accordance with the Laws that are applicable to companies that are publicly traded in the United States.  As such, from and after the Establishment Date, the Chinese Parties will use reasonable efforts to cause the JV Company to implement, monitor and maintain compliance at the JV Company and each of its subsidiaries with all policies, procedures and controls that Lone Star Technologies requires of its subsidiaries (the “LST Policies”). Such LST Policies will include, but may not be limited to, internal and financial controls for compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, policies for compliance with the US Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder, as well as Lone Star Technologies code of conduct and other financial, treasury, legal, compliance and accounting policies (including US GAAP).

9                      LABOR MANAGEMENT

9.1                                 Autonomy to Employ Staff

The labour policies of the JV Company shall be formulated in accordance with applicable PRC Law.  The JV Company shall have all possible autonomy under the PRC Law concerning the recruitment, employment, compensation, designation of welfare benefits, procurement of labour insurance, promotion, discipline and dismissal of Working Personnel.

9.2                                 Compensation

The compensation to the employees of the JV Company shall comply with the PRC Law.  Matters such as the salary system of the JV Company, compensation, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Working Personnel shall be stipulated in the Labour Contract between the JV Company and each Working Personnel.

9.3                                 Training

All candidates hired by the Company must satisfactorily complete the training program specified in their Labour Contracts and a subsequent three (3)-month probationary period of work before they will be officially considered Working Personnel of the Company.  The General Manager shall have the absolute right to decide, on behalf of the Company, whether such persons have successfully completed their probationary period and shall be granted employment, or that such persons shall not be granted employment for whatever reasons, including lack of qualification, redundancy or otherwise.  Any person to whom the Company does not offer employment after the probationary period shall be given notice before dismissal.  The Company shall not otherwise be liable in any manner to any individual or Party in connection with the Company’s decision to decline to offer employment to a person.

10                          TRADE UNION

10.1                           The JV Company will establish the trade union organization in accordance with the PRC Law and the Articles of Association of the JV Company and the requirements with respect to the institutional framework and the activities of the trade union shall be complied with.

10.2                           The Company shall contribute such amount to the Company’s trade union fund for such trade union’s use as is required in accordance with the applicable PRC Laws on the management of trade union funds.

11                          ANNUAL OPERATING PLANS AND BUDGETS

11.1                           Preparation

The General Manager shall be responsible for the preparation of the annual operating plans and budgets of the Company.  The operating plan and budget for the next fiscal year shall be submitted to the Board for examination and approval prior to November 15 of each year and shall include detailed plans and projections regarding:

(a)                                  procurement of materials, machinery, equipment and other capital expenditures of the Company;

(b)                                 plans and policies with respect to the manufacture of the Products;

(c)                                  estimated revenues, expenditures and profits of the Company;

(d)                                 human resources plans of the Company; and

(e)                                  marketing, sales and distribution plans and policies for the Products.

11.2                           Examination and Implementation

The Board shall complete its examination and approval of each annual operating plan and budget for the next fiscal year on or prior to December 31 of each year.

The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board.

12                  TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

12.1                           Tax Treatment

The Company shall comply with the PRC Law.  The Company shall be entitled to all preferential treatment in respect to taxes and duties allowed under China Law.

12.2                           Three Funds

After fully making up accumulated losses of previous years, if any, and payment of taxes in accordance with the relevant Laws of China, the Company shall allocate a percentage of its annual after-tax profit for contribution towards the Three Funds.  The amount to be allocated to the Three Funds shall be decided by the Board of Directors on a yearly basis in accordance with the financial performance of the Company, in light of the relevant Laws of China.

12.3                           Profit Distribution

After recovering prior years’ losses, paying taxes in accordance with the Law and making contributions to the Three Funds, the remaining earnings of the Company will be available for dividend distribution to the Parties.  The Board shall calculate the net profit (or net loss) at the end of each quarter and distribute the profits in accordance with the dividends distribution plan passed by the Board.  In respect to the dividends distribution plan passed by the Board, the General Manager shall recommend a dividend distribution plan to the Board of Directors within the first three (3) months following the end of each fiscal year of the Company for the Board’s consideration and approval or modification.  In his or her recommendation, the General Manager shall consider that the Company has sufficient funds on hand to pay the dividends and meet its approved capital expenditure budget and working capital requirement for the current budget year.  The Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up.  Remaining undistributed dividend from previous years may be distributed together with that of the current year.

Dividends shall be distributed to the Parties in proportion to each Party’s holding of the registered capital of the Company at the time of the distribution.  Payment of dividend distributions to each Party shall be in Renminbi, provided that any dividends payable to Star China shall be freely remittable out of China in US Dollars or another freely convertible foreign currency acceptable to Star China.

13                  FINANCIAL AFFAIRS AND ACCOUNTING

13.1                           Accounting Policy

The Company shall maintain its accounts in accordance with officially promulgated PRC Laws and the provisions of the JV Contract and these Articles of Association and in a manner sufficient to satisfy the PRC GAAP and the financial and tax reporting requirements of the Parties.  The Chief Financial Officer shall work together with the Deputy General Manager in charge of finance to establish and amend from time to time the accounting system and procedures for the Company in compliance with the PRC GAAP (and to the most extent, US GAAP) and applicable laws and regulations promulgated by relevant Government Body and submit them to the General Manager, Audit Committee and the Board for approval.

The fiscal year of the Company shall start on January 1 of the year and end on December 31 of the same year.  The first fiscal year of the JV Company shall commence on the Establishment Date and end on December 31 of the same year.  The last fiscal year of the JV Company shall start on January 1 of the year of termination and end on the date of termination.

13.2                           Books and Records

The Company shall keep true, correct and complete records and accounts in accordance with applicable PRC Law and PRC GAAP for enterprises.

13.3                           Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the Company.  Each Party may make such examination and copies of the documents during the Company’s normal business hours, provided that such examination and copying does not unreasonably interfere with the business operations of the Company.  Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party.

13.4                           Accounting Unit

The reporting currency of accounts of the Company shall be Renminbi.  When foreign currency transactions take place, the foreign currency amount will be translated monthly into the reporting currency for recording purposes in accordance with PRC GAAP, and reconciled to US GAAP on a monthly basis.  Any increase or decrease in the balance of accounts relating to foreign currency transactions shall be translated into the reporting currency of account in accordance with the Foreign Exchange rate announced by the People’s Bank of China on the transaction date or on the first day of the month when the transaction takes place.

13.5                           Audit

(a)                                  The JV Company’s audited annual financial statements shall be submitted  to the General Manager and the Board for approval.

(b)                                 Each Party shall be entitled (but not obliged) to appoint (once in each fiscal year) an accountant registered in China or abroad to audit the accounts of the JV Company. If the results of any such audit are significantly different from that conducted by the JV Company’s auditors and are accepted by the Board, the expense of the audit shall be borne by the JV Company.  Otherwise, the expense of the audit shall be borne by the Party requesting the audit.  The JV Company shall permit such accountant to have access to the JV Company’s books and records and Senior Management Personnel and shall provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

13.6                           Additional Reports and Provision of Returns

The Company shall provide, without charge, to any Party that may so request a copy of each tax return and report that it is required to file with any Government Body in sufficient time prior to such filing to permit its review by such Party prior to filing.

14                  BANK ACCOUNTS AND FOREIGN EXCHANGE

14.1                           Bank Accounts

The Company shall open RMB deposit accounts and Foreign Exchange deposit accounts in accordance with PRC Law.  The Company may also open Foreign Exchange deposit accounts with foreign banks outside China, as designated by the Board subject to approval by the relevant government authorities

14.2                           Foreign Exchange Requirements of the Company

All of the Company’s Foreign Exchange receipts shall be deposited in its Foreign Exchange accounts and all the payments in Foreign Exchange shall be made from its Foreign Exchange deposit accounts.  Star China and/or its Affiliates shall have the right to remit outside China all payments made to it by the Company, including amounts paid to it upon dissolution of the Company, in accordance with applicable China Laws.

15                  DURATION

Subject to the provisions for earlier termination under the Joint Venture Contract, the Company shall continue to operate indefinitely or for the maximum term (including extensions of term) approved by the Examination and Approval Authorities.

16                  LIQUIDATION AND DISSOLUTION

16.1                           Liquidation

Upon approval by the Examination and Approval Authorities of a unanimous Board resolution made according to Article 6.7 of these Articles to dissolve the Company or upon the order of a court or decision of an arbitration tribunal to dissolve the Company, the Directors shall adopt a resolution to liquidate the Company. Within seven (7) days after the date of the court order or arbitral decision to dissolve the Company is rendered (the “Liquidation Commencement Date”), the Company is required to notify in writing all relevant Government Bodies in charge (including customs, foreign exchange and tax authorities) and banks of its proposed liquidation.  The Company shall not carry out any new business activities prior to the completion of liquidation procedures.

16.2                           Establishment of Liquidation Committee and Public Announcements

Within fifteen (15) days after Liquidation Commencement Date, the Board of Directors shall appoint at least three (3) individuals to form a liquidation committee (the “Liquidation Committee”).  Within ten (10) days after its formation, the Liquidation Committee shall notify in writing all known creditors of the Company of the Company’s proposed liquidation and make a public announcement in at least one (1) national and one (1) local newspaper of the Company’s proposed liquidation.  Within sixty (60) after its formation, the Liquidation Committee shall make a second public announcement announcement in at least one (1) national and one (1) local newspaper of the Company’s proposed liquidation.

16.3                           Functions of the Liquidation Committee

(a)                                  The Liquidation Committee shall carry out a full examination of the Company’s assets and liabilities, compile a statement of assets and liabilities, specify the valuation basis of assets, prepare the plan for liquidation, and submit the same to the Board for approval and verification by the Examination and Approval Authorities. Subject to the Liquidation Committee’s recommendations, the Company’s assets should, in principle, be valued at fair market value as an on-going concern.

(b)                                 During the period of liquidation, the Liquidation Committee shall represent the Company in dealing with the Company’s unfinished business and in any legal proceedings involving the Company.  As soon as possible after its establishment, the Liquidation Committee shall, on behalf of the Company, settle any outstanding accounts receivable with the Company’s debtors.

(c)                                  The assets of the Company shall be liquidated in accordance with the specific liquidation procedures adopted by the Liquidation Committee. The liquidation procedures shall generally provide that potential buyers, including the Parties, shall be publicly invited to tender bids. Subject to the approval by the Board, the Liquidation Committee may also determine whether the bidding shall be tendered for the entire assets of the Company as a going concern or on an individual or collective basis.  For the same piece of asset or category of assets, as the case may be, the bidder tendering the highest offer shall be awarded the same (subject to a right of first refusal by a Party to purchase the same on no less favourable terms and conditions).

16.4                           Priority of Payment of Liquidation Proceeds

The proceeds of the liquidation shall be distributed in the following order of priority:

(a)                                  payment of the liquidations costs and expenses and the remuneration of the members of the Liquidation Committee;

(b)                                 payment of outstanding salaries, wages, subsidies, benefits, allowances, rewards and other compensation of Senior Management Personnel and Working Personnel;

(c)                                  payment of outstanding taxes and customs duties; and

(d)                                 payment of unsecured debts of the Company.

Any remaining proceeds shall be distributed to the Parties in proportion to the respective percentage interest each Party holds in the Company’s registered capital.

16.5                           Cancellation of Registration

After the liquidation of the Company is completed and no later than one hundred eighty (180) days after the Liquidation Commencement Date (unless a special extension is approved), the Liquidation Committee shall promptly submit a report thereon for verification by the Board and submission to the relevant Examination and Approval Authority and shall carry out cancellation procedures with the tax and customs authorities.  Application shall be made with the Registration Authority for surrender and cancellation of the business license of the Company and a public announcement of the Company’s dissolution shall be made.

17                  INSURANCE

The Company shall, at its own cost and expense and at all times during the operation of the Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the Company as permitted by PRC Law.  The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in China and approved by the Board.

The insurance shall include property, casualty, product liability and general liability, which are necessary for fulfilling obligations or liabilities under relevant Laws of China, contracts with customers and as required by the terms of the MPM Sale, Marketing and Supply Agreement.  If one Party proposes to purchase an insurance policy not directly related to the business of the Company, such a Party shall be responsible in full for the payment of the premium.

18                  MISCELLANEOUS

18.1                           Applicable Law

The Laws of China which are officially published and publicly available shall apply to and govern the validity, interpretation and implementation of these Articles of Association.

18.2                           Language

These Article of Association shall be written and executed in both English and Chinese in ten (10) originals in each language and each language version has the same effect.  Each Party shall receive one original and the remaining originals will be submitted to the Examination and Approval Authorities as well as the Registration Authority for approval or registration.  Each Party acknowledges that it has reviewed these Articles of Association in both language versions and that they are substantially the same in all material respects.

18.3                           Effective Date and Amendment.

These Articles of Association shall become effective on the date they are approved by the Examination and Approval Authorities.  Any amendments to these Articles of Association shall be made in accordance with the Joint Venture Contract and Article 6.7 hereof and subject to the approval by the Examination and Approval Authorities.

18.4                           Notices

Unless otherwise provided in these Articles of Association, notices or other communications required to be given by any Party or the Company pursuant to these Articles of Association may be delivered personally, by a recognized courier service, sent by facsimile transmission, or sent by e-mail transmission to the addresses, facsimile numbers or e-mail addresses of the other Parties set forth below or to such other address, facsimile number or e-mail address as a Party may have specified by notice given to the other Parties pursuant to this provision.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)                                  Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b)                                 Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c)                                  Notices given by air courier shall be deemed effectively given on the third date after the date of delivery (as indicated by the airway bill).

(d)                                 Notices given by facsimile or e-mail transmission shall be deemed effectively given on the first (1st) Business Day following the date of transmission (as indicated by confirmation of transmission recorded by the sender’s fax machine or return email).

For the purpose of notices, the addresses, facsimile numbers and e-mail addresses of the Parties are as follows:

Hunan Valin Steel Tube & Wire Co., Ltd.:

Address:  Valin Plaza, Fu Rong Zhong Lu, Second Section, No.111,
                  Changsha, Hunan, China
Attention:  Head of Securities Department
Facsimile No.:        (86) 731-2245196；(86) 731-4447112

Hengyang Valin Steel Tube Co. Ltd.:
Address: Dalixincun No 10, Zhengxiang District, Hengyang, Hunan, China
Attention: Head of Office
Facsimile No:         (86)734-8870188

Star China Ltd.:

c/o Lone Star Technologies, Inc.
15660 N. Dallas Pkwy., Ste. 500,
Dallas, TX 75248
United States of America
Attention: General Counsel
Facsimile No:         (+1) 972-770-6474

with a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
United States of America
Attention:  Mary R. Korby
Fax: (+1) 214-746-7777

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.

18.5                           Headings

The headings contained in these Articles of Association are for reference only and shall not be deemed to be a part of these Articles of Association or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the Parties hereto have caused these Articles of Association to be executed as of the date first above written by their duly authorized representatives.

Hunan Valin Steel Tube & Wire Co., Ltd.		Hengyang Valin Steel Tube Co., Ltd.
By:	/s/ Cao HuiQuan	By:	/s/ Zhao JianHui
Name:	Cao HuiQuan	Name:	Zhao JianHui
Title:	Director/General Manager	Title:	Chairman/General Manager

Star China Ltd.
By:	/s/ Rhys J. Best
Name:	Rhys J. Best
Title:	Chief Executive Officer

[Signature Page of Articles of Association]

Schedule 1

The Authority of the Director of Quality Assurance and Technical Support and the
Director of International Sales and Marketing

POSITION: Director of Quality Assurance and Technical Support — Mid-level Management

REPORTS TO:  General Manager

BASIC FUNCTION:  works with Company Quality Assurance personnel, and is responsible for overseeing the development, implementation and coordination of the Company quality control program to prevent or eliminate defects in new or existing products, processes, and services.  Responsible to provide technical support for sales of Tubular Products, and has a coordinating role with the Director of International Marketing in this respect.  Directs changes in quality control and related manufacturing policies, procedures, and practices for the purpose of continual improvement and provides recommendations and guidance for meeting customer product and service requirements.

EXTERNAL CONTACTS:  Frequent contact with customers, vendors, consultants, and contractors.

INTERNAL CONTACTS:  Frequent contact with senior and middle management personnel in sales and operations.

DECISION MAKING RESPONSIBILITIES:  Required to provide input to decision making regarding the key quality control activities in the company, which also support commercial initiatives.  Decisions impact sales, operations, production planning and capital project evaluation.

EXPOSURE TO CONFIDENTIAL INFORMATION:  Access to confidential business information including proprietary product information, employee relations information, and company financial data; unauthorized release could result in financial loss to the company, loss of current and potential customers, customer and/or employee dissatisfaction, damage to the company’s reputation, and potential litigation.

KEY ACTIVITIES:  Examples of key activities in which this position will participate include:

•                  The management of all aspects of ISO/ABS/TS16949/API5CT/API5L/A2LA programs to maintain current certifications and upgrade to new versions of these programs.  Ensure compliance of all operations to standards.  Conduct and oversee periodic quality review meetings.

•                  Suggest alternative methods and procedures in solving quality and manufacturing problems and meeting changing market opportunities.

•                  Develop initial and subsequent modifications of quality control programs to delineate areas of responsibility, personnel requirements, and operational procedures within the department.

•                  Visit and confer with vendors to obtain information related to vendor quality standards.  Conduct site audits where appropriate.

•                  Develops customer relationships with goal of increasing company sales and overall Tubular Products market share.

•                  Interprets drilling and testing information as it relates to product and system design issues.

•                  Performs product and system design / redesign engineering activities in full compliance with all American Petroleum Institute (API) standards.

•                  Conducts research to improve or modify Oil Field Tubular and Pipe equipment.

•                  Evaluate findings to develop, design, or test equipment or processes.

•                  Assist engineering or other personnel in solving operational problems.

•                  Assist customers in interpretation of data relating to Oil Field Tubular and Pipe equipment performance.

•                  Assists in the resolution of customer claims and complains.

POSITION: Director of International Marketing — Mid-level Management

REPORTS TO:  General Manager

BASIC FUNCTION:  Responsible for directing and managing international (non-domestic) sales, business development, marketing, and product development activities for tubular product lines to meet company sales objectives and customer expectations.

EXTERNAL CONTACTS:  Frequent contact with customers, Trading Company, distributors, prospects, and leaders of industry groups (API, PESA, IPAA, NASPD, etc.) as well as Lone Star Technologies’ sales department and other senior Lone Star Technologies’ staff.

INTERNAL CONTACTS:  Frequent contact with members of senior and middle management and board members.

DECISION MAKING RESPONSIBILITIES:  Attending  the meetings regarding sales and marketing strategy with General Manager.  Oversees development of new products and markets, participates in making credit recommendations, and the resolving of product delivery, pricing, transportation, logistics and credit issues.

The Director of International Marketing will be responsible for all export marketing and sales, and will also have a close working relationship with the Marketing General Manager responsible for domestic sales.

KEY ACTIVITIES:

•                  Provides the marketing, sales, account management and leadership and business acumen essential to achieving revenue, market and profit goals according to the business plan.  Interfaces productively and closely with peers in operations, quality assurance and technical support, finance, human resources, etc.

•                  Aggressively manages time and territory objectives with the sales team.  Proactively spends a majority of his time with the sales staff and clients.

•                  Developing, implementing and continuously updating the Joint Venture’s international strategic marketing plan, services, business development, pricing, promotion, etc.

•                  Creates and fosters an environment of high energy, creativity and teamwork.

•                  Collects and integrates market intelligence including, but not limited to, competitor analysis, customer operations and industry trends.  Uses this data to ensure market share and profitability exceeds industry and regional averages.

•                  Creating marketing & sales programs and develops account management strategies and other tactical plans to enhance international market penetration.  Measures the effectiveness of programs and fine-tunes as necessary.

•                  Oversees advertising and promotional material content to ensure that it represents the JV’s desired image, products and services.

•                  Prepares detailed budgets, forecasts, sales updates, gross margin plans and related reports, communicating sales performance, account effectiveness, etc.  Also, contributes to the development of the JV’s annual business and marketing plan.

•                  Develops and confirms actions of policies, procedures, and disciplines required to effectively manage the field sales organization.

•                  Assisting in the development and confirms actions of policies, procedures, and disciplines required to effectively manage the field sales organization.

•                  Responds quickly to customer problems and develops corrective action plans.  Ensures that inquiries, orders and customer requests for assistance are handled effectively and efficiently.

•                  Builds and maintains a professional and capable sales & marketing team.  Conducts regular performance appraisals, prepares development programs and provides opportunities to existing staff to gain additional responsibilities.  Making proposal one employee promotion and employment of additional employees as required.

•                  Continually analyzes the need for professional development programs and works with the Human Resources staff to ensure effective delivery and proactive participation.

Schedule 2 Qualification Requirements for the Candidates of CFO

EDUCATIONAL REQUIREMENTS: Bachelor’s degree in Finance or Accounting required. CPA and/or MBA also preferred.

EXPERIENCE REQUIREMENTS:  Public accounting background and/or extensive knowledge of U.S. public reporting requirements and accounting systems required.  Strong management, analytical, and problem solving skills, as well as the ability to make sound financial decisions, is also required.  Must possess demonstrated intellectual and task management agility.